Exhibit 23.3

CONSENT LETTER

To Origin Agritech Limited

Origin R&D Center, Shuangbutou Village

Xushuang Road, Songzhuang Town, Tongzhou District

Beijing, China 101119

October 15, 2025

Dear Sir/Madam:

We hereby consent to all references to our firm included in the Amendment No. 2 to the Registration Statement on Form F-3, as filed with the U.S. Securities and Exchange Commission on October 15, 2025.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ King & Wood Mallesons
King & Wood Mallesons